Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation Announces

Joint Venture Acquisition of Four Bank of America Office Buildings

OAK BROOK, IL (July 15, 2008) – Inland Real Estate Corporation (NYSE: IRC) today announced the  acquisition, through its joint venture with Inland Real Estate Exchange Corporation (IREX), of four office buildings in sale-leaseback transactions from Bank of America, N.A.  The Company contributed approximately $60.8 million, net prorations, to the venture to purchase the buildings for an aggregate purchase price of $152.6 million. The office properties comprise a total of 839,808 square feet of space and are located in Pennsylvania, Nevada, Maryland and New Mexico.  The Company financed its contribution with a five-year, interest-only 5.6 percent fixed rate bank loan of $90.3 million, as well as a draw on the Company’s existing $155.0 million line of credit and cash on hand.

In accordance with the existing joint venture agreement with IREX, the Company expects to earn acquisition and annual asset management fees.

“The transaction is another example of the benefits the Company obtains from its joint venture with IREX,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer. “We believe the joint venture provides us with a capital-efficient method to generate valuable long-term fee income for the Company.”

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 146 neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet. Additional information on Inland Real Estate Corporation is available at  www.inlandrealestate.com.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically the Form 10K for the year ended December 31, 2007, for a more complete discussion of these risks and uncertainties. Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.